Footnote 9:

On December 13, 2004, Mr. Lamar entered

into a forward sale contract (the "Agreement")

with an unaffiliated third party (the "Buyer")

for the sale of up to 200,000 shares of Class A

common stock.  The Agreement provides that

Mr. Lamar will deliver to the Buyer on May 19,

2008 (the "Maturity Date") shares of Class A

common stock (or, at the option of Mr. Lamar,

the cash equivalent of such shares) as follows:

(a) if $38.5830 is greater than the closing price

of the Class A common stock on the Maturity

Date (the "Settlement Price"), 200,000 shares;

(b) if the Settlement Price is greater than

$38.5830 but less than $58.3461, a percentage

of the 200,000 shares equal to $38.5830 divided

by the Settlement Price; (c) if the Settlement

Price is greater than $58.3461, a percentage of

the 200,000 shares equal to $38.5830 plus the

difference between the Settlement Price and

$58.3461, divided by the Settlement Price.

In consideration therefor, the Agreement

provides that Mr. Lamar has the right, upon

proper notice, to designate one or more Post-

Payment Dates on which the Buyer will pay

the Post-Payment Amount.  A Post-Payment

Date may be any business day after December

13, 2004, but no later than 5 business days

before the Maturity Date.  The Post-Payment

Amount will be calculated by the Buyer and

will equal 200,000 shares multiplied by the

present value of $38.5830 (discounted by the

prevailing LIBOR/Swap Rate plus a spread

for the remaining term of the transaction).  If

no Post-Payment Date is designated, the Post-

Payment Amount will equal 200,000 shares

multiplied by $38.5830 and will be paid to Mr.

Lamar on the Maturity Date.

Footnote 10:

On December 13, 2004, each of the Other

Trusts entered into identical forward sale

contracts (the "Agreements") with an

unaffiliated third party (the "Buyer") for the

sale of up to 50,000 shares of Class A common

stock.  Each Agreement provides that the

respective Other Trust will deliver to the Buyer

on May 19, 2008 (the "Maturity Date") shares

of Class A common stock (or, at the option of

the respective Trust, the cash equivalent of such

shares) as follows: (a) if $38.6730 is greater

than the closing price of Class A common stock

on the Maturity Date (the "Settlement Price"),

50,000 shares, (b) if the Settlement Price is

greater than $38.6730 but less than $53.8414,

a percentage of the 50,000 shares equal to

$38.6730 divided by the Settlement Price, and

(c) if the Settlement Price is greater than

$53.8414, a percentage of the 50,000 shares

equal to $38.6730 plus the difference between

the Settlement Price and the $53.8414, divided

by the Settlement Price.  In consideration

therefor pursuant to the Agreements, each

Other Trust received $1,771,360.